Exhibit 10.2

AMENDMENT NO. 2 TO SUBLEASE AGREEMENT

This Amendment No. 2 to Sublease Agreement (this “Amendment”) is made as of September 14, 2004 by and between SICOR INC., a Delaware corporation (“Sublandlord”), and METABASIS THERAPEUTICS, INC., a Delaware corporation (“Subtenant”).

RECITALS

A.            Sublandlord and Subtenant are parties to that certain Sublease Agreement dated as of September 1, 2000, as amended by a certain Amendment No. 1 to Sublease Agreement (“First Amendment”) dated March 18, 2004 (collectively, as amended, the “Sublease”), covering certain premises (the “Sublease Premises”) located at 9390 Towne Centre Drive, San Diego, California 92121, as more particularly described in the Sublease.  All defined terms used in this Amendment, unless otherwise indicated herein, shall have the meanings ascribed to them in the Sublease.

B.            The Sublease Premises consist of approximately Forty Thousand Two Hundred (40,200) rentable square feet of space in the Building, as more particularly described in the Sublease.  Subtenant desires to expand into approximately Four Thousand Fifty-Two (4,052) rentable square feet of additional office space located on the third floor of the eastern portion of the Building (the “Third Floor Expansion Space”), as more particularly described in Exhibit “A” attached hereto.

C.            Sublandlord and Subtenant wish to hereby modify certain terms and provisions under the Sublease and are executing this Agreement to effectuate the modification of the same.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants hereafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Amendment to Sublease.  All terms defined in the Recitals of this Amendment are hereby incorporated into the Sublease by this reference.  Effective as of the date hereof, the Sublease is hereby amended as follows:

a.             Increase in Sublease Premises.  Effective as of the Third Floor Expansion Space Commencement Date (defined below), the Sublease Premises are hereby increased by, and except as otherwise provided herein, all references in the Sublease to the Sublease Premises shall include the Third Floor Expansion Space, which Sublease Premises shall be deemed by the parties to equal approximately Forty-Four Thousand Two Hundred Fifty-Two (44,252) rentable square feet.  The parties stipulate that the square footage of the Third Floor Expansion Space shall be as specified in Recital B above.

b.             Condition of the Third Floor Expansion Space.  Subtenant acknowledges that (i) it is subleasing the Third Floor Expansion Space in its “as-is,” unfurnished condition, (ii) Sublandlord is not making any representation or warranty concerning the condition of the Third

Floor Expansion Space, (iii) Sublandlord is not obligated to perform any work to prepare the Third Floor Expansion Space for Subtenant’s occupancy other than to (A) deliver the same in broom-clean condition, and (B) change the settings for the security system permitting access to the Third Floor Expansion Space with “key cards” (“Office Space Key Cards”) so as to prevent access to certain lab space which is immediately adjacent to the Third Floor Expansion Space with use of the Office Space Key Cards, and (iv) Sublandlord is not obligated to provide any tenant improvement allowance to Subtenant for alterations or improvements to the Third Floor Expansion Space.  In connection therewith, Sections 4(g) and 23 of the Sublease shall not apply to the Third Floor Expansion Space.

c.             Term for Sublease Third Floor Expansion Space Term.  Section 2(a) of the Sublease is hereby amended to provide that the term of the Sublease for the Third Floor Expansion Space (the “Third Floor Expansion Space Term”) shall commence on the later of (i) November 1, 2004, and (ii) occupancy of the Third Floor Expansion Space by Subtenant for purposes of commencing operations (the “Third Floor Expansion Space Commencement Date”), and shall also end on the Sublease Expiration Date.

(ii)           References to Sublease Term.  All references in the Sublease to the Term shall be deemed to include the Third Floor Expansion Space Term; provided, however, the reference to the Term in Section 7 of the Sublease shall refer solely to the term of the Sublease with respect to the Existing Premises.

(iii)          Amendment to Expansion Space Term.  Section 2(a) of the Sublease with respect to the Expansion Space (as defined in Section 1(c)(i) of the First Amendment) is hereby amended as follows: (A) the Expansion Space Expiration Date is hereby amended to be the same date as the Sublease Expiration Date, and (B) Section 1(c)(ii) of the First Amendment relating to the month-to-month extension of the Expansion Space Term is hereby deleted in its entirety, and Subtenant’s right to such month-to-month extension is hereby canceled and of no further force and effect.

d.             Base Rental.  Section 4(a) of the Sublease is hereby amended to provide that, beginning as of the Third Floor Expansion Space Commencement Date, and thereafter during the Third Floor Expansion Space Term, (i) Subtenant shall pay to Sublandlord, in addition to the Base Rental for the Existing Premises and the Expansion Space, monthly installments of Base Rental for the Third Floor Expansion Space in the amount of Ten Thousand Eight Hundred Fifty-Nine and 36/100 Dollars ($10,859.36) (“Third Floor Expansion Space Base Rental”), which amount is calculated at the same rate applicable to the Existing Premises and the Expansion Space pursuant to Sections 4(a) and 4(f) of the Sublease, and (ii) Base Rental shall be increased by, and all references in the Sublease to the Base Rental shall include, the Third Floor Expansion Space Base Rental.  The first monthly installment of the Third Floor Expansion Space Base Rental shall be paid by Subtenant upon execution of this Amendment.

e.             Prorations.  If the Third Floor Expansion Space Commencement Date is not the first (1st) day of the month, a prorated installment of monthly Third Floor Expansion Space Base Rental based on a 30-day month shall be paid for the fractional month during which the Third Floor Expansion Space Term commenced.

f.              Security Deposit.  Upon execution of this Amendment, Subtenant shall deposit with Sublandlord, in the form of immediately available funds, an additional sum equal to one (1) month of the Third Floor Expansion Space Base Rental, or Ten Thousand Eight Hundred Fifty-Nine and 36/100 Dollars ($10,859.36).  Such additional sum, along with the Deposit described in Section 5 of the Sublease, shall be collectively referred to as the “Deposit” and shall be held on the same terms and conditions set forth therein.

g.             Parking.  Section 7 of the Sublease is hereby amended to provide that beginning as of the Third Floor Expansion Space Commencement Date, at no additional rent or charge, Subtenant shall have the right during the Third Floor Expansion Space Term to use on a non-reserved basis thirteen (13) additional parking spaces in the parking facilities of the Building, calculated at the rate of 3.2 spaces per 1,000 rentable square feet of the Third Floor Expansion Space.

h.             Environmental Condition Prior Subtenant Study.  Subtenant shall have no obligation to conduct a Base Line Study as to the Third Floor Expansion Space; provided, however, Subtenant shall accept the results of a Phase I exit environmental assessment conducted by the subtenant which most recently occupied the Third Floor Expansion Space upon such subtenant’s vacation thereof (the “Third Floor Prior Subtenant Study”) in lieu of a Base Line Study for the Third Floor Expansion Space.  For purposes of Section 19(b) of the Sublease, the Prior Subtenant Study shall constitute the Base Line Study for the Third Floor Expansion Space.  Sublandlord does not make any representations or warranties as to the accuracy or completeness of the Third Floor Prior Subtenant Study.

(ii)           Obligations as to the Third Floor Expansion Space.  Notwithstanding any provision in this Paragraph 1(i) to the contrary, Subtenant shall in no way be relieved of its obligation to: (A) deliver copies of notices, filings and permits with respect to Hazardous Substances as they relate to the Third Floor Expansion Space pursuant to Section 19(a) of the Sublease; (B) conduct a Subtenant Exit Study as to the Third Floor Expansion Space in accordance with Section 19(b) of the Sublease; or (C) remediate any Hazardous Substance contamination in the Third Floor Expansion Space revealed by the Subtenant Exit Study in accordance with Section 19(b) of the Sublease.  Subtenant shall indemnify, defend and hold Sublandlord harmless from and against any and all claims, liabilities, costs and expenses arising out of any Hazardous Substance contamination in the Third Floor Expansion Space revealed by such Subtenant Exit Study.  Notwithstanding the foregoing, Subtenant shall have no remediation or indemnity obligation with respect to any pre-existing contamination revealed by the Third Floor Prior Subtenant Study.

i.              Use.  The Third Floor Expansion Space shall be permitted to be used for office purposes and for no other uses.

2.             Effect of Amendment.  Except as expressly amended under this Amendment, all provisions of the Sublease shall remain in full force and effect.  In the event of any conflict between this Amendment and the Sublease, this Amendment shall control to the extent of such conflict.

3.             Entire Agreement.  This Amendment constitutes the entire agreement between the parties pertaining to the subject matter hereof, and the final, complete and exclusive expression of the terms and conditions thereof, and all prior agreements, representations, negotiations and understandings of the parties hereto, oral or written, express or implied, are hereby superseded and merged herein.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same binding agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 to Sublease as of the date first written above.

SUBTENANT:		SUBLANDLORD:

METABASIS THERAPEUTICS, INC., a Delaware corporation		SICOR INC., a Delaware corporation

By:	/s/ John W. Beck	By:	/s/ Armand J. LeBlanc
Name:	John W. Beck	Name:	Armand J. LeBlanc
Its:	VP Finance and CFO	Its:	Vice President

EXHIBIT “A”

Third Floor Expansion Space

[Attached]